Exhibit 10.14

                              [LUMENIS LETTERHEAD]

Dear Mike Terry,                                                    3-Jul-0l

I am pleased to confirm our offer to you for the position of Executive Vice President in charge of Lumenis European Operations. In this capacity you will report directly to the Chief Operating Officer. This assignment is for an 18 month starting July 3, 2001 through December 2002. Your relocation to the Netherlands is expected to take place no later than October 1st, 2001. The compensation and employee benefits program for this position are outlined as follows:

Base Salary

You will receive a base salary of$ 150,000 annualized.

Management Bonus Program

As a member of the Executive Staff you will be eligible to participate in the Executive bonus plan at a target of 50% of your base salary for reaching 100% target. The bonuses are paid based on corporate and individual performance.

Stock Option Plan

We will recommend to the Board of Directors that you be considered for an additional stock option grant of 60,000 shares of ESC Medical Systems stock, at a price of $ 15. The option grant will be dated 2-19-01. The options will vest over a three-year period at a rate of 33.3% each year from the date of approval and will take effect once the standard Stock Option Agreement will is [sic] signed by you.

Special Integration Bonus

Contingent on us meeting the company's target of$ 100 million of EBITDA for FY 2002 and you being an employee of the company at the time of scheduled payment or vesting, you will be entitled to the following incentives:

1. A special cash or stock bonus (at company's decision), in the amount of $300,000, payable shortly after announcing the audited FY 2002 financial results, corporate targets are met, as. specified in a specific letter that will be sent to you, regarding this Special Integration Bonus;

2. A grant of 35,000 options at a price and vesting schedule as set in the above-mentioned letter.

Benefits Program

You will be offered an employee benefits program, which includes the pension medical and

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health insurance scheme applicable by the Dutch law.

Forgivable Loan

A $24,000 loan, forgivable through amortization over the 18 month assignment. (At a rate of $1333.3 per month)

Relocation

The following relocation elements will be part of your offer:

Housing Allowance not to exceed US$ 5700 per month. Company will cover the broker's fee for finding an apartment

Car Allowance up to NGL 2300 per month plus insurance and normal expenses

Tax Protection. In the event that your total actual taxes to be paid in the USA and in the Netherlands will exceed the total taxes you would have incurred if you had not taken this assignment (worked out of the USA), you will be reimbursed at a maximum of US$ 10,000 per year, starting Y2002.

Housing search - have up to 7 days with your spouse.

Company will cover the travel cost for your family from USA to and back from the new Location.

Moving of Household Goods -- Transportation of household goods to the new location in the Netherlands, that would include packing and unpacking of goods.

Misc. Moving Costs. Company would reimburse employee for broker is fee for the real estate broker for the apartment search (estimated to I month rent).

Reverse moving package and real estate relocation package - Lumenis to offer an identical relocation package back to the US at the end of the engagement.

Termination

Within the term of the agreement if company terminates the employee for any reason other than cause, the company must pay the travel costs, including transportation, of the employee and family back to the US. Company will also pay for the shipment of household goods back to the US and be responsible for any fees related to early termination of the lease agreement

We look forward to your joining our organization. To indicate your acceptance of this offer, please sign and return one copy of this letter to me. In the meantime, if you have any questions please do not hesitate to call me.


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Wishes of success on your new and challenging assignment,

Yossi Gal          /s/                        Date
           ------------------------------          -------------
Executive Vice President of Human Resources

Mike Terry         /s/                        Date: 8.31.01
           ------------------------------          -------------
Executive Vice President and Manager of European Operations


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